EXHIBIT 10.15

EXE Technologies, Inc.

EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 1st day of November, 2002 by and between Joe Cowan, a resident of Atlanta, Georgia (the “Employee”), and EXE Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), with its headquarters in Dallas, Texas.

          WHEREAS, the Company desires to employ the Employee and the Employee desires to be employed by the Company for a period of time in the future upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

     1.     Employment and Term. The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company for the position detailed in paragraph 2, for a period of five (5) years from November 6, 2002 (the “Effective Date”) unless sooner terminated as provided herein (the “Initial Term”). At the end of the Initial Term, this Agreement shall automatically renew for successive additional periods of one (1) year (the “Renewal Term”), unless earlier terminated by either party upon no less than ninety (90) days prior written notice to the other party prior to the expiration of the Initial Term or any such Renewal Term. The Initial Term of employment and any Renewal Term hereunder, subject to the provisions of Section 8 hereof, are hereinafter referred to as the “Term.” Each twelve-month period running for twelve months from the Effective Date, or each annual anniversary the Effective Date, as applicable, shall be referred to herein as an “Annual Period.”

     2.     Position and Duties. During the Term, the Employee shall serve as President and Chief Executive Officer of the Company. In such capacity, the Employee, subject to the ultimate control and direction of the Board of Directors of the Company, shall have and exercise direct charge of and general supervision over the business and affairs of the Company. In addition, the Employee shall have such other duties, functions, responsibilities, and authority as are from time to time delegated to the Employee by the Board of Directors of the Company, provided that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving as President and Chief Executive Officer of an enterprise comparable to the Company. The Employee shall report and be accountable only to the Board of Directors of the Company.

     3.     Other Business Activities. During the Term, the Employee shall devote his full time, skill, and attention and his best efforts to the business and affairs of the Company to the extent necessary to discharge fully, faithfully and efficiently the duties and responsibilities delegated and assigned to the Employee herein or pursuant hereto, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability. Nothing in this Agreement prohibits the Employee’s (i) serving as a director of other entities that are not competitive with the Company, (ii) involvement in community or charitable activities, or (iii) personal or family investment-related activities, so long as such activities do not materially and adversely interfere with the Employee’s duties under this Agreement.

     4.     Compensation and Related Matters. The Company shall pay the Employee, and the Employee hereby agrees to accept, as compensation for all services rendered hereunder and for the Employee’s confidentiality intellectual property covenants and assignments and covenant not to compete as provided for in Sections 5, 6 and 7, the compensation set forth in this Section 4.

          4.1. Salary. The Company shall pay the Employee an initial base salary of $400,000.00 per annum (the “Base Salary”). The Base Salary shall be inclusive of all applicable income, social security and other taxes and charges that are required by law to be withheld by the Company, are requested to be withheld by the Employee, and shall be withheld and paid in accordance with the Company’s normal payroll practice for its similarly situated employees in effect on the Effective Date. The Base Salary may be increased annually, but not decreased, by the Compensation Committee of the Board of Directors of the Company in its discretion. At no time shall Employee’s salary be less than the Base Salary.

          4.2. Bonus Program. During each Annual Period, the Company will pay an annual cash bonus to the Employee based upon the achievement of criteria, including financial and other Company performance, to be mutually agreed upon in writing by the Employee and the Board of Directors. The Employee’s bonus target will be one hundred percent (100%) of the Employee’s Base Salary. The Employee’s actual bonus payments will vary depending on the achievement of the mutually agreed criteria. For the purposes of the annual bonus, the Annual Period shall begin on January 1, 2003. Employee’s bonus for each Annual Period will be paid in accordance with the Company’s normal payment practice for similarly situated employees in effect on the Effective Date, subject to the provisions of section 8 herein. As consideration for Employee’s acceptance of employment hereunder, Employee shall be paid an initial bonus in an amount no less than $78,750 to be paid on or before January 15, 2003. This initial bonus is in addition to any annual bonus. Employee’s bonus for the first Annual Period shall not be offset or otherwise affected by the initial bonus recited herein.

          4.3. Apartment and Car. During the Term, the Company shall provide Employee with an apartment to use as his residence in Dallas, Texas, (with further details to be mutually reasonably agreed between the Employee and the Board of Directors of the Company) and with a car allowance of $1,300 per month for a car and all related gas, insurance and all other related expenses to be used in Dallas, Texas.

          4.4. Equity Participation.

               (a) The Employee acknowledges that the Company granted the Employee stock options (the “Option”) to purchase shares of the Common Stock, par value $.01 per share, of the Company (“Common Stock”) as listed in the chart below. The exercise price of the Option is also listed in the chart below. Except as may otherwise be provided herein, the Option shall vest 20% per year on each of the first five annual anniversaries of the date of grant.

Date of Grant	Number of Shares Granted	Exercise Price Per Share

Effective Date	1,500,000	Effective Date

               (b) The Option shall be subject to and in accordance with the provisions of the 1997 Stock Option Plan of the Company, as amended (the “Plan”), previously provided to Employee.

                    (c) Restricted Stock Award.

(i) The Employee shall be entitled to receive two awards of stock (the “Award”) as follows, in accordance with the following vesting schedules:

(A) 200,000 shares as follows:

Number of Shares
Vesting Date	Vesting on the Vesting Date

January 2, 2003	200,000

(B) 300,000 shares as follows:

Number of Shares
Vesting Date	Vesting on the Vesting Date

November 6, 2003	60,000
November 6, 2004	60,000
November 6, 2005	60,000
November 6, 2006	60,000
November 6, 2007	60,000

          (ii) All of the shares shall initially be “Restricted Shares” and shall be subject to a right (but not an obligation) of repurchase by Company (the “Right of Repurchase”). During the time the shares are subject to the Right of Repurchase, the Employee shall not transfer, assign, encumber or otherwise dispose of any Restricted Shares, except as provided in the following sentence. The Employee may transfer Restricted Shares (A) by beneficiary designation, will or intestate succession or (B) to the Employee’s spouse, children or grandchildren or to a trust or family limited partnership established by the Employee for the benefit of the Employee or the Employee’s spouse, children or grandchildren, provided in either case that the Transferee agrees in writing on a form prescribed by Company to be bound by all provisions of this Agreement. If the Employee transfers any Restricted Shares, then this Section 4.4 (c) shall apply to the Transferee to the same extent as to the Employee.

          (iii) The Right of Repurchase shall be exercisable only during the 90-day period following the date when the Employee’s employment terminates.

          (iv) The Employee shall acquire a vested interest in and Company’s Right of Repurchase shall lapse with respect to the Restricted Shares on the Vesting Dates shown in clause (i) above. The Right of Repurchase shall lapse with respect to all remaining Restricted Shares under the circumstances specified in Sections 8.1, 8.2, 8.4 and 23.

          (v) If Company exercises the Right of Repurchase, it shall pay the Employee an amount in cash or cash equivalents equal to $0.01 per share, as adjusted for stock splits and other appropriate adjustments descried in clause (vii) below, for each of the Restricted Shares being repurchased.

          (vi) The Right of Repurchase shall be exercisable only by written notice delivered to the Employee prior to the expiration of the 90-day period specified in clause (iii) above. The notice shall set forth the date on which the repurchase is to be effected. Such date shall not be more than 30 days after the date of the notice. The certificate(s) representing the Restricted Shares to be repurchased shall, prior to the close of business on the date specified for the repurchase, be delivered to Company properly endorsed for transfer. Company shall, concurrently with the receipt of such certificate(s), pay to the Employee the purchase price determined according to clause (v) above. Payment shall be made in cash. The Right of Repurchase shall terminate with respect to any Restricted Shares for which it has not been timely exercised pursuant to this clause (vi).

          (vii) In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) that by reason of such transaction are distributed with respect to any Restricted Shares or into which such Restricted Shares thereby become convertible shall immediately be subject to the Right of Repurchase. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of the Restricted Shares. After each such transaction, appropriate adjustments shall also be made to the price per share to be paid upon the exercise of the Right of Repurchase in order to reflect any change in Company’s outstanding securities effected without receipt of consideration therefor; provided, however, that the aggregate purchase price payable for the Restricted Shares shall remain the same.

          (viii) If Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Restricted Shares to be repurchased in accordance with this Section 4.4, then after such time the person from whom such Restricted Shares are to be repurchased shall no longer have any rights as a holder of such Restricted Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such Restricted Shares shall be deemed to have been repurchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

          (ix) The certificate(s) for Restricted Shares shall be deposited in escrow with Company to be held in accordance with the provisions of this Agreement. Any new, substituted or additional securities or other property described in clause (vii) above shall immediately be delivered to Company to be held in escrow, but only to the extent the Shares are at the time Restricted Shares. All regular cash dividends on Restricted Shares (or other securities at the time held in escrow) shall be paid directly to the Employee and shall not be held in escrow. Restricted Shares, together with any other assets or securities held in escrow hereunder, shall be (i) surrendered to Company for repurchase and cancellation upon Company’s exercise of its Right of Repurchase or (ii) released to the Employee upon the Employee’s request to the extent the Shares are no longer Restricted Shares (but not more frequently than once every six months). In any event, all Shares that have vested (and any other vested assets and securities attributable thereto) shall be released within 90 days after the Employee’s cessation of Service.

          (x) Subjecting the Shares to a Right of Repurchase may result in adverse tax consequences that may be avoided or mitigated by filing an election under Code Section 83(b). Such election may be filed only within 30 days after the date of purchase. The Employee should consult with the Employee’s tax advisor to determine the tax consequences of subjecting the Shares to a Right of Repurchase and the advantages and disadvantages of filing the Code Section 83(b) election. The Employee acknowledges that it is the Employee’s sole responsibility, and not Company’s, to file a timely election under Code Section 83(b), even if the Employee requests Company or its representatives to make this filing the Employee’s behalf.

          (xi) All certificates evidencing Restricted Shares shall bear the following legends:

“THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). SUCH AGREEMENT GRANTS TO COMPANY CERTAIN REPURCHASE RIGHTS UPON TERMINATION OF SERVICE WITH COMPANY. THE SECRETARY OF COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

          4.5. Fringe Benefits. During the Term, the Employee shall be entitled to participate in all employee benefit plans, programs and arrangements that are generally made available by the Company to its senior executives, including, without limitation, the Company’s life, long-term disability and health/PPO plans and the Company’s stock option and other equity incentive plans. The Employee agrees to cooperate and participate in any medical or physical examinations as may be required by any insurance company in connection with the applications for such life and/or disability insurance policies. The Employee shall also be entitled to an annual physical at the expense of the Company, as mutually reasonably agreed, and to additional reasonable life insurance, with premiums to be paid by the Company, as mutually reasonably agreed by Employee and the Board of Directors of the Company.

          4.6. Reimbursement of Expenses. The Employee shall be promptly reimbursed for all items of travel and entertainment and miscellaneous expenses reasonably incurred by him on behalf of the Company, provided that such expenses are documented and submitted to the Company in accordance with the reimbursement policies of the Company.

          4.7. Vacations. During the Term, the Employee shall be entitled to four weeks of paid vacation each year. The Employee shall also be entitled to all paid holidays given by the Company to its senior executives. The Employee agrees to utilize his vacation at such time or times as are (i) consistent with the proper performance of his duties and responsibilities hereunder and (ii) mutually convenient for the Company and the Employee.

          4.8. Board Seat. The Employee will be appointed to the Company’s Board of Directors. So long as the Employee remains an employee of the Company, the Company agrees to use its best efforts to cause the Employee to be nominated for election to the Company’s Board of Directors at each annual or special meeting of the stockholders of the Company at which the general election of directors of the Company, for the Class of Directors in which Employee then serves, is to take place and to use its best efforts to cause the Employee to be so elected to such Board of Directors.

          4.9. Indemnification. The Employee, in any capacity on behalf of the Company or any of its subsidiaries or affiliates, shall be entitled to exculpation, indemnification, and advancement of expenses (including attorney’s fees) in accordance with the Company’s bylaws and to the fullest extent not prohibited by Delaware or other applicable law. The Employee shall also be entitled to coverage under each directors’ and officers’ liability insurance policy, if any, maintained by or on behalf of the Company’s directors and officers.

          4.10. Attorneys’ Fees to Negotiate Agreement. The Company shall pay, or reimburse Employee for, the reasonable attorneys’ fees and expenses incurred in connection with the Employee’s negotiation of this Agreement, not to exceed $3,000, within thirty (30) days after presentation of each invoice from the Employee’s attorneys.

     5.Confidentiality. The Employee recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the Company. As a result both during the Term and for a period of three (3) years thereafter, the Employee shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for his/her own benefit, or for any purpose other than the exclusive benefit of the Company, any confidential, proprietary, business and technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company (the

“Proprietary Information”) revealed, obtained or developed in the course of his/her employment with the Company. Proprietary Information shall include, but shall not be limited to: the intangible personal property described in Section 6(b) hereof; any information relating to methods of production, manufacture and research; hardware and software configurations, computer codes or instructions (including source and object code listings, program logic, algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer inputs and outputs (regardless of the media on which stored or located) and computer processing systems, techniques, designs, architecture, and interfaces; the identities of, the Company’s relationship with, the terms of contracts and agreements with, the needs and requirements of, and the Company’s course of dealing with, the Company’s actual and prospective customers, contractors and suppliers; and any other materials prepared by the Employee in the course of his/her employment by the Company, or prepared by any other employee or contractor of the Company for the Company or its customers, (including concepts, layouts, flow charts, specifications, know-how, user or service manuals, plans, sketches, blueprints, costs, business studies, business procedures, finances, marketing data, methods, plans, personnel information, customer and vendor credit information and any other materials that have not been made available to the general public). Nothing contained herein shall restrict the Employee’s ability to make such disclosures (i) during the course of his employment as may be necessary or appropriate to the effective and efficient discharge of his duties; (ii) as such disclosures may be required by law; (iii) in accordance with the prior consent of the Company duly authorized by its Board of Directors, (iv) or in defense of any claim brought against Employee by the Company pursuant to section 20. Furthermore, nothing contained herein shall restrict the Employee from divulging or using for his/her own benefit or for any other purpose any Proprietary Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of the Employee’s breach of this Section 5. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

     The Company acknowledges that the Employee has extensive knowledge of electrical engineering, marketing, sales and management (specifically including, but not limited to, the industrial sector and supply chain software and its relevant markets) gained though his prior experiences before his employment with the Company. Nothing in Sections 5 or 6 shall be construed to waive or otherwise limit the Employee’s ability to utilize his personal knowledge and experience garnered prior to the Effective Date to his own benefit in any manner he deems necessary.

     6.     Property.

               (a) All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company. During the Term, the Employee shall not remove from the Company’s offices or premises any documents, records, notebooks, drawings, sketches, program listings, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate for the performance of his duties and responsibilities and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. The Employee shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever, except as may be necessary in the discharge of the assigned duties, and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary in the performance of his duties; and upon the earlier of (i) a request by the Company or (ii) the termination of his employment with the Company, he shall return to the Company all originals and copies of the foregoing then in the possession, whether prepared by the Employee or by others.

               (b) (i) The Employee acknowledges that all right, title and interest in and to any and all writings, documents, inventions, improvements, discoveries, methods, developments, works of authorship, computer programs or instructions (whether in source code, object code, or any other form and whether patentable or not), algorithms, formulae, plans, memoranda, tests, research, designs, innovations, systems, analyses, specifications, models, data, diagrams, flow charts, and/or techniques (whether reduced to written or electronic form or otherwise) that the Employee creates, makes, conceives, discovers, develops or reduces to practice, either solely or jointly with any other person, at any time during the Term, whether during working hours or at the Company’s facility or at any other time or location, and whether upon the request or suggestion of the Company or otherwise, and that relate to or are useful in any way in connection with the business now or hereafter carried on by the Company (collectively, “Intellectual Work Product”) shall be the sole and exclusive property of the Company. The Employee shall promptly disclose to the Company all Intellectual Work Product, and the Employee shall have no claim for additional compensation for the Intellectual Work Product. In addition, the Employee hereby waives all claims to moral rights in any Intellectual Work Product.

                    (ii) The Employee acknowledges that all the Intellectual Work Product that is copyrightable shall be considered a work made for hire under United States Copyright Law. To the extent that any copyrightable Intellectual Work Product may not be considered a work made for hire under the applicable provisions of the United States Copyright Law, or to the extent that, notwithstanding the foregoing provisions, the Employee may retain an interest in any Intellectual Work Product that is not copyrightable, the Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that the Employee may have in the Intellectual Work Product under copyright, patent, trade secret, trademark and other intellectual property laws, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect thereto.

                    (iii) The Employee shall reveal promptly all information relating to the Intellectual Work Product to an appropriate officer of the Company, cooperate with the Company and execute such documents as may be necessary or appropriate (A) in the event that the Company desires to seek copyright, patent, trademark or other analogous protection thereafter relating to the Intellectual Work Product, and when such protection is obtained, renew and restore the same, or (B) to defend any opposition proceedings in respect of obtaining and maintaining such copyright, patent, trademark or other analogous protection.

                    (iv) In the event that the Company is unable after reasonable effort to secure the Employee’s signature on any of the documents referenced in Section 6(b)(iii) hereof, whether because of the Employee’s physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such documents and to do all other lawfully permitted acts to further the prosecution and issuance of any such copyright, patent, trademark or other analogous protection with the same legal force and effect as if executed by the Employee.

                    (v) The Employee represents that the innovations, designs, systems, analyses, ideas for marketing programs, and all copyrights patents, trademarks and trade names, or similar intangible personal property identified below comprises all of the innovations, designs, systems, analyses, ideas for marketing programs, and all copyrights, patents, trademarks and trade names, or similar intangible personal property that the Employee has made or conceived of prior to the date hereof, and same are excluded from the operation of the other provisions of this Section 6(b):

None.

     7.     Covenant not to Compete.

          (a) The Employee shall not, anywhere in the world, during the Term and, at the election of the Company and in consideration of the payments contemplated in Sections 4 and 8 for a period of one (1) year thereafter (the “Restricted Period”), do any of the following directly or indirectly without the prior written consent of the Company in its sole discretion:

               (i) engage or participate, directly or indirectly, in any business activity, including without limitation those listed in Schedule A, that relates to providing software for warehouse management, supply chain execution, order fulfillment, inventory planning or supply chain process management and related services for warehouse, distribution and related facilities and processes throughout the supply chain (a “Competitive Business”);

               (ii) become interested (as owner, proprietor, promoter, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) in any person, firm, corporation, association or other entity (A) that is listed in Schedule A, or (B) is otherwise engaged in any Competitive Business, or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any portion of the business of any person, firm, corporation, association or other entity where such portion of such business is considered a Competitive Business. This limitation shall not prevent or preclude Employee from becoming an employee, officer, or director in a corporation, association, or other entity that has affiliates engaged in a Competitive Business, so long as Employee is not directly or indirectly involved in the operation, management, or direction of the Competitive Business affiliate, including without limitation, by being an employee, officer or director for any corporation, association or other entity that has any ownership interest, whether direct or indirect, in a Competitive Business. The Employee may hold not more than one percent (1%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in a Competitive Business, excluding those companies listed in Schedule A. The Employee may also hold securities of any publicly traded stocks or securities purchased or held directly or indirectly in the name of the Employee through a group or association of investors in which the Employee participates but does not control (e.g., mutual funds, blind trusts, 401(k), IRA accounts, independently managed investment accounts, and the equivalents of the same);

               (iii) solicit or call on for a purpose competitive with the business of the Company, either directly or indirectly, any (A) customer with whom the Company shall have dealt at any time during the twelve (12) month period immediately preceding the termination of the Employee’s employment hereunder, or (B) supplier or distributor with whom the Company shall have dealt at any time during the twelve (12) month period immediately preceding the termination of the Employee’s employment hereunder;

               (iv) influence or attempt to influence any supplier, distributor, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

               (v) influence or attempt to influence any person either (A) to terminate or modify the employment, consulting, agency, distributorship or other arrangement with the Company, or (B) to employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company as an employee, consultant, agent or distributor of the Company at any time during the twelve month period immediately preceding the termination of the Employee’s employment hereunder.

          (b) The Employee hereby acknowledges that the limitations as to time, character or nature and geographic scope placed on his/her subsequent employment by this Section 7 are reasonable and fair and will not prevent or materially impair his/her ability to earn a livelihood.

     8.     Early Termination. The Employee’s employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this Section 8. Upon termination, the Employee shall be entitled only to the compensation and benefits as described in this Section 8.

          8.1. Termination for Disability.

               (a) In the event of the disability of the Employee such that Employee is unable to perform the duties and responsibilities hereunder to the full extent required by this Agreement by reasons of illness, injury or incapacity for a period that would trigger Employee’s eligibility under the Company’s long-term disability insurance policy (“Disability”), the Employee’s employment hereunder may be terminated by the Company upon written notice to the Employee.

               (b) In the event of a termination of the Employee’s employment hereunder pursuant to Section 8.1(a) and provided that the Employee has complied with all of his obligations under this Agreement and continues to comply with all of his surviving obligations hereunder listed in Section 10, the Employee will be entitled to receive (i) continuation of the Base Salary in effect as of the termination date for a period of twelve (12) months following the date of Disability, payable on the Company’s standard payroll cycle; (ii) any earned but unpaid bonus at the date of termination, payable on the date(s) it otherwise would have been payable; (iii) full vesting on the date of termination of all stock options and restricted stock granted under the terms of the contract, whether or not exercisable or vested on the date of termination, and the immediate right to exercise all such stock options for a period of six months after the date of termination; (iv) any amounts payable on Disability pursuant to any plans or policies of the Company; and (v) any other amounts due but not yet paid from the Company to Employee.

          8.2. Termination by Death. In the event that the Employee dies during the Term, the Employee’s employment hereunder shall be terminated thereby and the Company shall pay to the Employee’s executors, legal representatives or administrators (i) the Employee’s Base Salary in effect as of the date of death for a period of twelve (12) months following the date of death, which shall be payable in a lump-sum thirty (30) days following the date of death; (ii) any earned but unpaid bonus at the date of termination, payable on the date(s) it otherwise would have been payable; (iii) full vesting on the date of death of all stock options and restricted stock granted under the terms of the contract, whether or not exercisable or vested on the date of death, and the immediate right to exercise all such stock options for a period of six months after the date of death; (iv) any amounts payable on death pursuant to any plans or policies of the Company; and (v) any other amounts due but not yet paid from the Company to Employee.

          8.3. Termination by the Company for Cause.

               (a) The Company may terminate the Employee’s employment hereunder at any time for “cause” upon written notice to the Employee. For purposes of this Agreement, “cause” shall only mean:

                    (i) any material breach by the Employee of any of the Employee’s material obligations under this Agreement, subject to 30 days’ written notice and a reasonable opportunity to cure;

                    (ii) willful misconduct or gross negligence by the Employee in connection with his employment by the Company, subject to 30 days’ written notice and a reasonable opportunity to cure;

                     (iii) conviction of, or pleas of guilty or nolo contendere, by the Employee to any crime constituting a felony, any crime involving moral turpitude (whether or not a felony), or any other criminal act related to the Company involving dishonesty or willful misconduct intended to injure the Company;

                    (iv) habitual alcohol or substance abuse or addiction.

               (b) In the event of a termination of the Employee’s employment hereunder pursuant to Section 8.3(a), the Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, benefits, unreimbursed expenses, and bonuses (if any have been earned). All Base Salary, benefits and bonuses shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to the Employee. The unvested portion of the Option and of the restricted stock grant under Section 4.4(c) shall be canceled at the time of such termination, and the Employee shall be entitled to exercise only such options which are vested as of the effective date of such termination for three months after the effective date of termination. Except as specifically set forth in this Section 8.3, the Company shall have no liability or obligation hereunder by reason of such termination.

          8.4. Termination by the Company Without Cause.

               (a) The Company may terminate the Employee’s employment hereunder at any time, for any reason, without cause, effective upon the date designated by the Company upon thirty (30) days written notice to the Employee.

               (b) In the event of a termination of the Employee’s employment hereunder pursuant to Section 8.4(a), the Employee shall be entitled to receive (i) continuation of the Base Salary (in effect as of the date of termination) for twenty-four months payable on the Company’s standard payroll cycle; (ii) any earned but unpaid bonus at the date of termination, payable on the date(s) such payments would have been payable; (iii) full vesting on the date of termination of all stock options and restricted stock granted under the terms of the contract, whether or not exercisable or vested on the date of termination, and the immediate right to exercise all such stock options for six months after the date of termination; and (iv) any other amounts due but not yet paid from the Company to Employee.

          8.5 Voluntary Resignation.

          (a) The Employee may voluntarily resign and terminate the Employee’s employment hereunder at any time, for any reason effective upon the date designated by the Employee upon one hundred twenty (120) days written notice to the Company.

          (b) In the event of a resignation or termination of the Employee’s employment hereunder pursuant to Section 8.5(a), the Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such resignation) Base Salary, benefits, unreimbursed expenses, and bonuses (if any have been earned). All Base Salary, benefits and bonuses shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to the Employee. The unvested portion of the Option shall be canceled at the time of such termination, and the Employee shall be entitled to exercise only such options which are vested as of the effective date of such termination for three months after the date of termination. Except as specifically set forth in this Section 8.5, the Company shall have no liability or obligation hereunder by reason of such termination.

          8.6 Options; Repurchase of Shares.

          Except as otherwise expressly provided, upon the termination of the Employee’s employment pursuant to this Section 8 all further vesting on all stock options and/or restricted stock in the Company held by the Employee shall immediately cease as of such date and thereafter any vested stock options shall be exercisable and any restricted stock or other equity securities held by the Employee shall be subject to repurchase by the Company in accordance with their respective terms and the terms of any related agreements between the Company and the Employee.

          8.6. No Mitigation or Offset. The Employee shall not be obligated to seek or secure new employment or to become self-employed after termination of his employment with the Company, but shall be obligated to report promptly to the Company any actual employment obtained during the period for which any benefits continue. There shall be no offset against any amounts due to Employee under this Agreement on account of any remuneration or benefits attributable to any subsequent employment (including, without limitation, any self-employment) that he may obtain.

     9.     Representations, Warranties and Covenants of the Employee.

               (a) The Employee represents and warrants to the Company that:

                    (i) There are no restrictions, agreements or understandings whatsoever to which the Employee is a party which would prevent or make unlawful the Employee’s execution of this Agreement or the Employee’s employment hereunder, or which is or would be inconsistent or in conflict with this Agreement or the Employee’s employment hereunder, or would prevent, limit or impair in any way the performance by the Employee of the obligations hereunder; and

                    (ii) The Employee has disclosed to the Company all restraints, confidentiality commitments or other employment restrictions that he/she has with any other employer, person or entity and the Company acknowledges receipt of a copy of the same.

               (b) Upon and after his termination or cessation of employment with the Company and until such time as no obligations of the Employee to the Company hereunder exist, the Employee (i) shall provide a complete copy of this Agreement to any prospective employer or other person, entity or association in a Competitive Business, with whom or which the Employee proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement thereof and (ii) shall notify the Company of the name and address of any such person, entity or association prior to the Employee’s employment, affiliation, engagement, association or the establishment of any business or remunerative relationship.

     10.     Survival of Provisions. The provisions of this Agreement set forth in Sections 5 through 22 hereof shall survive the termination of the Employee’s employment hereunder,

     11.     Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided that neither the Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other parties hereto, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, sale of stock, or otherwise, provided that such successor assumes in writing all of the obligations of the Company under this Agreement.

     12.     Notice. Any notice hereunder by either party shall be given by personal delivery or by sending such notice by certified mail, return-receipt requested, or by overnight delivery with a reputable courier service, or telecopied, addressed or telecopied, as the case may be, to the other party at its address set forth below or at such other address designated by notice in the manner provided in this section. Such notice shall be deemed to have been received upon the date of actual delivery if personally delivered or, in the case of mailing, two (2) days after deposit with the U.S. mail, or if by overnight delivery, the date of delivery or, in the case of facsimile transmission, when confirmed by the facsimile machine report.

If to the Employee:

Mr. Joe Cowan 5212 Legends Drive Braselton, Georgia 30517

with a copy to:

Mr. Joseph L. Cowan II London & Yancey, L.L.C. 2001 Park Place North, Ste. 400 Birmingham, Alabama 35203 Facsimile no: (205) 251-8929

If to the Company:

EXE Technologies, Inc. 8787 Stemmons Freeway Dallas, TX 75247 Attention: CFO and General Counsel Fax: 214-775-0912

     13.     Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of the Employee with the Company. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

     14.     Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

     15.     Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws of any jurisdiction.

     16.     Invalidity. If any provision of this Agreement shall be determined to be void, invalid, unenforceable or illegal for any reason, then the validity and enforceability of all of the remaining provisions hereof shall not be affected thereby. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, then such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided that, if any provision contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, then such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.

     17.     Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

     18.     Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and legal holidays; provided that, if the final day of any time period falls on a Saturday, Sunday or day which is a legal holiday in Texas, then such final day shall be deemed to be the next day which is not a Saturday, Sunday or legal holiday.

     19.     Arbitration. Except for claims or disputes related to the rights and obligations of the parties set forth in Sections 5, 6 and 7 hereof, the parties hereto agree that any controversy or claims arising out of or relating to this Agreement shall be settled exclusively by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) as then in effect. The parties hereto further agree that any arbitration proceeding commenced in connection with this Agreement shall take place in Dallas, Texas under the auspices of the AAA, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. The prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

     20.     Specific Enforcement. The Employee acknowledges that the restrictions contained in Sections 5, 6 and 7 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. The Employee also acknowledges that any breach by him of Sections 5, 6 or 7 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. The Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of breach by the Employee of Sections 5, 6, or 7, the Company shall have the right to enforce the provisions of Sections 5, 6 and 7 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.

     21.     Consent to Suit. Any dispute relating to the rights and obligations of the parties set forth in Sections 5, 6 and 7 hereof, may only be brought in the Courts of the State of Texas in and for the County of Dallas or in the United States District Court for the Northern District of Texas. The Employee and the Company hereby consent to the jurisdiction and venue of the courts of the State of Texas in and for the County of Dallas or the United States District Court for the Northern District of Texas, provided that such Federal Court has subject matter jurisdiction over such dispute, and the Employee hereby waives any claim he may have at any time as to forum non conveniens with respect to such venue. Any judgment entered against either of the parties in any proceeding hereunder may be entered and enforced by any court of competent jurisdiction. The prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

     22.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

     23.     Change in Control. In the event of a Change in Control in the ownership or operation of the Company, the Employee shall be entitled to payment of an additional sum of two times the Base Salary then in effect, to be paid only if Employee gives written notice to the Company that he wishes to trigger this Section on any date beginning with the date that is the first anniversary of the occurrence of the Change of Control and for thirty (30) days thereafter.

The Employee shall be entitled to the payment 30 days after the date of the notice. This payment shall be in addition to the compensation provided herein and not utilized to offset in any manner any salary, bonus or other payment to which Employee is entitled under this Agreement. Further, the Employee shall be entitled to the acceleration of the vesting of all Options and restricted stock that have not yet vested as of the date of the Change in Control, so that on the date of Change in Control all Options and restricted stock provided herein are fully vested and exercisable. For the purposes of this section, Change in Control shall mean:

For purposes of this Agreement, the term “Change of Control” shall mean the occurrence of any event where (a) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), except for the Company’s current principal stockholders—General Atlantic Partners, Technology Crossover Ventures or Symphony, or their affiliates, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have beneficial ownership of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the outstanding shares of common stock of the Company or securities representing 50% or more of the combined voting power of the Company’s voting stock, or (b) the Company consolidates with or merges into another person or any person consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction between the Company and its wholly owned subsidiaries, with the effect that the Company’s stockholders immediately before the consummation of such transaction do not continue to be the beneficial owners, directly or indirectly, more than 50% of the outstanding shares of common stock of the Company or the surviving entity or securities representing 50% or more of the combined voting power of the Company’s or the surviving entity’s voting stock or (c) the Company conveys, transfers, sells or leases all or substantially all of its assets to any person in a single transaction or in a series of related transactions.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on this day and year first written above.

Approved:		EXE TECHNOLOGIES, INC.

By:		By:

	Steven A. Denning,	Title:
as the Representative of the Compensation Committee of the Board of Directors of EXE Technologies, Inc.

JOE COWAN

Schedule A

High Jump
HK Systems
Manhattan Associates
McHugh Software/Red Prairie
OMI
Optum
Oracle Supply Chain Unit
PeopleSoft Supply Chain Unit
Provia
SAP Supply Chain Unit
TRW/MARC